  As filed with the Securities and Exchange Commission on November 23, 1998

                                                     Registration No. 33-16110-D

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                       SOUTHWESTERN WATER EXPLORATION CO.
             (Exact name of Registrant as specified in its charter)
                                 --------------
                   COLORADO                             84-1062895
         (State or other jurisdiction                (I.R.S. Employer
       of incorporation or organization)          Identification Number)

                       615 MACLEOD TRAIL S.E., SUITE 1100
                              ROCKY MOUNTAIN PLAZA
                             CALGARY ALBERTA T2G 4T8
               (Address of principal executive offices) (zip code)
                                 --------------

                          1998 CONSULTANT'S STOCK PLAN
                           (Full titles of the plans)
                                 --------------

                                STEVEN B. MISNER
                                    PRESIDENT
                       SOUTHWESTERN WATER EXPLORATION CO.
            615 MACLEOD TRAIL S.E., SUITE 1100, ROCKY MOUNTAIN PLAZA,
                            CALGARY ALBERTA T2G 4T8
                                 (403) 531-2630
 (Name, address and telephone number, including area code, of agent for service)
                                 --------------

This Registration Statement shall become effective upon its filing pursuant to Rule 462, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.



                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                             Proposed           Proposed
                                                             maximum            maximum
                                           Amount to be      offering price     aggregate           Amount of
Title of securities to be registered       registered        per share(1)       offering price      registration fee
------------------------------------       ------------      --------------     --------------      ----------------

Common Stock                               300,000            $ 0.001             $300                 $.08
(Issued Pursuant to the
1998 Consultant's Stock Plan)
====================================================================================================================


(1) Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*


----------


* The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

            Southwestern Water Exploration Co., a Colorado corporation (the "Registrant"), hereby incorporates by reference into this Registration Statement the following documents which were previously filed with the Securities and Exchange Commission (the "Commission"):

            (a) The Registrant's annual report on Form 10-KSB for the fiscal year ended March 31, 1998;

            (b) All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), since March 31, 1998 through the date hereof; and

            (c) Any similar report filed subsequent to the date hereof with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, such reports being deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports.

Item 4.  Description of Securities

            The following summary description of the capital stock of the Registrant is qualified in its entirety by reference to the Registrant's Amended and Restated Articles of Incorporation ("Articles") and by the provisions of applicable law.

            The Registrant is authorized to issue two hundred million (200,000,000) shares, consisting of 150,000,000 shares of Common Stock, par value $0.001 ("Common Stock") and 50,000,000 shares of Preferred Stock, par value $0.001 ("Preferred Stock").

COMMON STOCK

            Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board of Directors of the Registrant out of legally available funds. Upon the liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to receive ratably the net assets of the Registrant after payment of all debts and liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights. Shares of Common Stock, when issued, will be fully paid and nonassessable.

PREFERRED STOCK

         Shares of unissued Preferred Stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Board of Directors may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors including without limitation, the rate of dividends, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights.

Item 5.  Interests of Named Experts and Counsel

            Not applicable.

Item 6.  Indemnification of Directors and Officers

            Under Article 109 of Section 7 of the Colorado Revised Statutes ("CRS"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Under Section 7-109-103 of the CRS, Registrant may, in certain circumstances, be required to indemnify its officers and directors. The Registrant's Articles authorize the Registrant to indemnify its officers and directors to the full extent and in the manner permitted by the laws of the State of Colorado. The Registrant's Bylaws provide that (i) no officer or director of the Registrant shall liable for any acts, defaults or omissions of any other officer or director of the Registrant, or for any loss sustained by the Registrant unless the loss resulted from such officer's or director's willful misconduct, neglect, or gross negligence, (ii) the Registrant shall indemnify officers, directors and certain other individuals against all reasonable costs imposed or resulting from such person's role as an officer, director or agent of the Registrant unless such person is adjudged to be liable from willful misconduct, willful neglect, or gross negligence, and
(iii) the Registrant may purchase and maintain officers and directors liability insurance.

            The above discussion of the Registrant's Articles, Bylaws and of the CRS is not intended to be exhaustive and is respectively qualified in its entirety by such charter documents and statutes.

            INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed

            Not Applicable.

Item 8.  Exhibits

Exhibit Number     Exhibit
--------------     -------

  4.1              Consulting Agreement and Stock Plan.
  4.2              Articles of Incorporation, as amended.*
  4.3              Bylaws.*
  5                Opinion and consent of Manning, Marder & Wolfe.
  23.1             Consent of Independent Accountants.
  23.2             Consent of Manning, Marder & Wolfe is contained in Exhibit 5.

----------

* Incorporated by reference to the Registrant's annual report on Form 10-KSB for the fiscal year ended March 31, 1998.


Item 9.  Undertakings

            A. The Undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  C. Insofar as indemnification for liabilities arising the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

            SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary Alberta on November 17, 1998.

                                   SOUTHWESTERN WATER EXPLORATION CO.


                                   By:  /s/ Steven B. Misner
                                        ----------------------------------------
                                        Steven B. Misner, President
                                        and Director




            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                                              DATE
---------                        -----                                              ----


/s/ Steven B. Misner             President and Director                             November 17, 1998
-------------------------
Steven B. Misner



/s/ Barbara J. McAllister        Secretary, Chief Financial Officer                 November 17, 1998
-------------------------        and Director
Barbara J. McAllister



/s/ Arthur Webb                  Vice-President of Operations                       November 17, 1998
-------------------------        and Director
Arthur Webb

                                  EXHIBIT INDEX

Exhibit
Number            Exhibit
-------           -------

4.1               Consulting Agreement and Stock Plan.

4.2               Articles of Incorporation, as amended.*

4.3               Bylaws.*

5                 Opinion and consent of Manning, Marder & Wolfe.

23.1              Consent of Independent Accountants.

23.2              Consent of Manning, Marder & Wolfe is contained as Exhibit 5.


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*     Incorporated by reference to the Registrant's annual report on Form 10-KSB for the fiscal year ended March 31, 1998.